Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Forms S-8 No. 033-63299, No. 033-55695, No. 333-93345 and No. 333-140103, and Form S-3 No. 333-67594) of The Marcus Corporation of our reports dated August 11, 2008, with respect to the consolidated financial statements of The Marcus Corporation, and the effectiveness of internal control over financial reporting of The Marcus Corporation, included in the Annual Report (Form 10-K) for the year ended May 29, 2008.

/s/ Ernst & Young LLP

Milwaukee, Wisconsin
August 11, 2008